Exhibit 10.2

JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Agreement”), dated as of April 2, 2012, is executed by SKAGEN DESIGNS, LTD., a Nevada corporation (the “Additional Subsidiary”), pursuant to that certain Credit Agreement dated as of December 17, 2010, by and among Fossil, Inc., a Delaware corporation (the “Borrower”), certain of its Subsidiaries, the lenders time to time party thereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION in its capacity as administrative agent for the Lenders and as collateral agent for the Secured Parties (the “Agent”) (as amended, restated, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings therefor specified in the Credit Agreement.

RECITALS:

The Additional Subsidiary is a Domestic Material Subsidiary and is required to execute this Agreement pursuant to

Section 9.11(a) the Credit Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Subsidiary hereby agrees as follows:

1. The Additional Subsidiary hereby agrees that it is a “Material Domestic Subsidiary” and bound as a “Credit Party”, a “Domestic Subsidiary”, a “Material Domestic Subsidiary” and a “Subsidiary Guarantor” under the terms and provisions of the Credit Agreement with the same force and effect as if it had been an original signatory and party thereto. The Additional Subsidiary hereby agrees to perform and comply with all obligations, covenants and agreements contained in, and all terms and provisions of, the Credit Agreement applicable to it as a “Credit Party”, a “Domestic Subsidiary”, a “Material Domestic Subsidiary” and a “Subsidiary Guarantor” thereunder, in each case as if it had been an original signatory and party thereto.

2. The Additional Subsidiary hereby agrees that it is a “Guarantor” and bound as a “Guarantor” under the terms and provisions of the Subsidiary Guaranty Agreement with the same force and effect as if it had been an original signatory and party thereto. The Additional Subsidiary hereby agrees to perform and comply with all obligations, covenants and agreements contained in, and all terms and provisions of, the Subsidiary Guaranty Agreement applicable to it as a “Guarantor” thereunder as if it had been an original signatory and party thereto. In furtherance of the foregoing, the Additional Subsidiary hereby unconditionally, irrevocably and absolutely, guarantees to the Agent, the Lenders and the other Secured Parties the prompt and full payment and performance of all of the Guaranteed Obligations (as such term is defined in the Subsidiary Guaranty Agreement) when due or declared to be due and at all times thereafter as more specifically set forth in the Subsidiary Guaranty Agreement.

3. This Agreement shall be deemed to be part of, and supplemental to, the Credit Agreement and the Subsidiary Guaranty Agreement and shall be governed by all the terms and provisions of the Credit Agreement and the Subsidiary Guaranty Agreement, which terms and provisions are incorporated herein by reference. Except as modified hereby, the terms and provisions of the Credit Agreement and the Subsidiary Guaranty Agreement are ratified and confirmed and shall continue in full force and effect as valid and binding agreements of the Additional Subsidiary enforceable against it in accordance with the terms thereof. The Additional Subsidiary hereby waives notice of the Agent’s, the Lenders’ and the Secured Parties’ acceptance of this Agreement.

IN WITNESS WHEREOF, the Additional Subsidiary has executed this Agreement as of the day and year first written above.

THE ADDITIONAL SUBSIDIARY: SKAGEN DESIGNS, LTD.

By:	/s/ Randy S. Hyne
Name:	Randy S. Hyne
Title:	Secretary